UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

PINNACLE ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-3667491
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3980 Howard Hughes Parkway, Las Vegas, Nevada	89169
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which to be registered

Common Stock, $0.10 par value	The NASDAQ Stock Market LLC

Preferred Share Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

This Form 8–A is being filed in connection with the listing of the common stock, $0.10 par value per share (“Common Stock”) and the preferred share purchase rights (“Preferred Share Purchase Rights”), of Pinnacle Entertainment, Inc. (the “Company”) pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, on the NASDAQ Global Select Market commencing on or about November 17, 2015. The Company is voluntarily delisting the Common Stock and the Preferred Share Purchase Rights, from the New York Stock Exchange effective as of the close of business on or about November 16, 2015.

Item 1.	Description of Registrant’s Securities to be Registered.

The authorized capital stock of the Company is 150,250,000 shares which are divided into two classes as follows: (1) 150,000,000 shares of Common Stock, having a par value of $0.10 per share; and (2) 250,000 shares of preferred stock, $1.00 par value per share (the “Preferred Stock”). The following is a summary of the material provisions of the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”), Certificate of Amendment to the Restated Certificate of Incorporation, and Restated Bylaws (the “Bylaws”), insofar as they relate to the material terms of the Common Stock, and is qualified in its entirety by reference thereto, which are incorporated by reference from Exhibits 1, 2, and 3, respectively, to this Registration Statement on Form 8-A. Additionally, the General Corporation Law of Delaware, as amended, may also affect the terms of the Common Stock and Preferred Stock. A description of the Preferred Share Purchase Rights is also discussed below.

Common Stock

The holders of the Company’s Common Stock are entitled to one vote for each share of the Common Stock on all matters voted on by the stockholders, except as otherwise required by law or provided in any resolution adopted by the Company’s Board of Directors with respect to any series of Preferred Stock, the holders of the Common Stock exclusively possess all voting power. Subject to any preferential rights of any outstanding series of Preferred Stock designated by the Company’s Board of Directors from time to time, the holders of the Common Stock are entitled to dividends to the extent permitted by law, and upon a voluntary or involuntary liquidation, dissolution, distribution of assets on winding up of the Company are entitled to receive pro rata all of the Company’s assets available for distribution to such holders after distribution in full of the preferential amount to be distributed to holders of shares of Preferred Stock. All outstanding shares of the Common Stock are validly issued, fully paid and nonassessable. The Common Stock has no preemptive or conversion rights or other subscription rights and there are no sinking fund or, except as described in this Registration Statement on Form 8-A under the heading below “Charter Provisions Containing Gaming Suitability Requirements,” redemption provisions applicable to the Common Stock. For a description of the provisions of the Company’s Certificate of Incorporation and Bylaws that could have an effect of delaying, deferring or preventing a change in control of the Company and that would operate only with respect to an extraordinary corporate transaction involving the Company (or any of the Company’s subsidiaries), see the description in this Registration Statement on Form 8-A under the heading “Certain Provisions of the Company’s Certificate of Incorporation, Bylaws and Rights Agreement.” The rights and privileges of the Company’s Common Stock may be subordinate to the rights and preferences of any of the Company’s Preferred Stock.

In the event that the Company adopts a stockholder protection rights plan or similar plan, in addition to the Rights Agreement (discussed below), that involves the distribution to stockholders of rights under such a plan, any common stock the Company offers would also include any associated rights under such a plan (subject to the terms and conditions of any such plan).

Preferred Stock

The Company’s Certificate of Incorporation permits the Company to issue, without prior permission from its stockholders, up to 250,000 shares of the Company’s $1.00 par value Preferred Stock. The Company’s Board of Directors has designated 100,000 shares of the Company’s authorized Preferred Stock as Series A Junior Participating Preferred Stock. The Company may issue Series A Junior Participating Preferred Stock, which is more fully described below under “Preferred Share Purchase Rights.” There are currently no shares of Preferred Stock issued or outstanding.

The Company’s Board of Directors may, without further action of the stockholders, issue undesignated Preferred Stock in one or more classes or series, with the number of shares of each series and the rights, preferences and limitations of each series to be determined by it. Any undesignated Preferred Stock issued by the Company may: (1) rank prior to the Common Stock as to dividend rights, liquidation preference or both; (2) have full or limited voting rights; and (3) be convertible into shares of Common Stock or other securities.

The Preferred Stock will, when issued, be fully paid and non-assessable.

Any issuance of shares of Preferred Stock, or the issuance of rights to purchase preferred shares, may have the effect of delaying, deferring or preventing a change of control in the Company or an unsolicited acquisition proposal. For a description of the provisions of the Certificate of Incorporation and the Bylaws that could have an effect of delaying, deferring or preventing a change in control of our company and that would operate only with respect to an extraordinary corporate transaction involving the Company (or any of its subsidiaries), see the description below under the heading “Certain Provisions of our Certificate of Incorporation, Bylaws and Rights Agreement.”

The issuance of Preferred Stock also could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of Common Stock.

Preferred Share Purchase Rights

On November 6, 2014, the Board of Directors of the Company declared a dividend of one Preferred Share Purchase Right (a “Right”) for each share of outstanding Common Stock. The dividend was paid on November 17, 2014 (the “Record Date”) to stockholders of record on that date.

Each Right entitles the registered holder to purchase from the Company one one-thousandth of a Series A Junior Participating Preferred Stock, par value $1.00 per share (the “Preferred Shares”), of the Company at a price of $104 per one one-thousandth of a Preferred Share (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in the Amended and Restated Rights Agreement (the “Amended and Restated Rights Agreement”), dated as of March 13, 2015, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent. In connection with the Company’s proposed merger with Gaming and Leisure Properties, Inc. (the “Merger”), which is described in further detail under the heading below “Amendment in connection with Merger Agreement with Gaming and Leisure Properties, Inc.,” the Company entered into Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of July 20, 2015, between the Company and American Stock Transfer & Trust Company, LLC (the “Amendment,” and together with the Amended and Restated Rights Agreement, the “Rights Agreement”).

Prior to the Company’s entry into the Agreement and Plan of Merger (the “Merger Agreement”) with Gaming and Leisure Properties, Inc., the Board of Directors of the Company authorized the adoption of the Amended and Restated Rights Agreement in connection with its previously announced plan to effect the separation of the Company’s business into two separate, publicly traded companies resulting in:

•	A company that would remain the gaming operating entity; and

•	A real estate investment trust (“REIT”), which would own, acquire and lease real estate.

The Company pursued a plan to effect the separation by distributing all of the outstanding shares of Common Stock of the REIT to the Company’s stockholders on a pro rata basis (the “REIT Spin-Off”). At the time of the REIT Spin-Off, the REIT would hold substantially all of the real property owned by the Company. The Company anticipated that the REIT would elect to be taxed and would intend to qualify as a REIT for U.S. federal income tax purposes.

In general terms, and subject to certain exceptions, the Rights Agreement restricts any person or group from acquiring beneficial ownership of 9.8% or more of the outstanding Company Common Stock, or, in the case of any person or group that owns 9.8% or more of the outstanding Company Common Stock on November 6, 2014 (the date of announcement of the Rights Agreement), any additional shares of Company Common Stock.

The following is a summary of the material terms of the Rights Agreement. The full text of the Amended and Restated Rights Agreement and the Amendment are filed as Exhibits 5 and 6 to the Registration Statement on Form 8-A, respectively, and are incorporated herein by reference.

Initially, the Rights will attach to all certificates representing Company Common Stock then outstanding and no separate Right Certificates will be distributed. The Rights will separate from the Company Common Stock and a distribution date for the Rights (the “Distribution Date”) will occur upon the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons has become an “Acquiring Person” (i.e., has become, subject to certain exceptions, the beneficial owner of 9.8% or more of the then outstanding Company Common Stock) and (ii) ten business days (or such later date as may be determined by action of the Board of Directors of the Company) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. As described in further detail below under “Amendment in connection with Merger Agreement with Gaming and Leisure Properties, Inc.,” pursuant to the Amendment and in connection with the Merger, neither Gaming and Leisure Properties, Inc. nor any of its affiliates shall be, or shall be deemed to be, an “Acquiring Person.”

Until the Distribution Date,

(i) the Rights will be evidenced by the Company Common Stock certificates and will be transferred with and only with the Company Common Stock certificates,

(ii) new Company Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference, and

(iii) the surrender for transfer of any certificates representing outstanding Company Common Stock will also constitute the transfer of the Rights associated with the Company Common Stock represented by such certificates.

As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Company Common Stock as of the close of business on the Distribution Date and, thereafter, such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on the earlier of (i) November 6, 2016, (ii) the first business day following the completion of the previously contemplated REIT Spin-Off and (iii) immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger (but only if the Effective Time shall occur), unless extended or earlier redeemed or exchanged by the Company as described below.

The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution:

(i) in the event of a stock dividend on, or a subdivision, split, combination, consolidation or reclassification of, the Preferred Shares,

(ii) upon the grant to holders of the Preferred Shares of certain rights, options or warrants to subscribe for or purchase Preferred Shares or securities convertible into Preferred Shares at less than the then current market price of the Preferred Shares, or

(iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness, cash or assets (excluding regular periodic cash dividends or dividends payable in Preferred Shares) or of subscription rights, options or warrants (other than those described in clause (ii) hereof).

The number of Series A Junior Participating Preferred Stock issuable upon the exercise of a Right is also subject to adjustment in the event of a dividend on Company Common Stock payable in Company Common Stock, or a subdivision, combination or consolidation of the Company Common Stock.

The Series A Junior Participating Preferred Stock will not be redeemable. Each Preferred Share will be entitled to a preferential quarterly dividend payment of the greater of $0.01 per unit or any higher per share dividend declared on the Company’s common stock. In the event of liquidation, the holders of the Series A Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of the greater of $1.00 per unit or any higher per share paid in respect of the Common Stock. Each unit will have one vote per share, voting together with holders of Common Stock. In the event of any consolidation, merger or other transaction in which Common Stock is exchanged, each unit will be entitled to receive the per share amount paid in respect of each share of Common Stock, subject to adjustment. These rights are protected by customary anti-dilution provisions, including the adjustment of the purchase price payable, and the number of units or other securities or property issuable, upon exercise of the rights, in order to protect dividends, liquidation and voting, and in the event of mergers and consolidations. The foregoing description of the terms of the Series A Junior Participating Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation of Series A Junior Participating Preferred Stock, which is filed as Exhibit 7 to this Registration Statement on Form 8-A and is incorporated by reference.

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. No fractional Preferred Shares will be required to be issued (other than fractional shares which are integral multiples of one one-thousandth (subject to adjustment) of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) if in lieu thereof a payment in cash is made based on the closing price (pro-rated for the fraction) of the Company Common Stock on the last trading date prior to the date of exercise.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights that are or were beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise thereof at the then current exercise price of the Right that number of Company Common Stock (or, in certain circumstances, cash property or other securities of the having a market value of two times the exercise price of the Right).

In the event that, at any time following the date that any person becomes an Acquiring Person, the Company is acquired in certain mergers or other business combination transactions or 50% or more of the assets, cash flow or earning power of the Company and its subsidiaries (taken as a whole) is sold or transferred, each holder of a Right (other than Rights which have become void under the terms of the Rights Agreement) will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the Right, that number of common shares of the acquiring company (or, in certain cases, one of its affiliates) having a market value of two times the exercise price of the Right.

In certain events specified in the Rights Agreement, the Company is permitted to temporarily suspend the exercisability of the Rights.

At any time after a person or group of affiliated or associated persons becomes an Acquiring Person (subject to certain exceptions) until the time specified in the Rights Agreement, the Board of Directors of the Company may exchange all or part of the Rights (other than Rights which have become void under the terms of the Rights Agreement) for Company Common Stock or equivalent securities pursuant to a one-for-one exchange ratio, subject to certain adjustment.

At any time prior to the earlier of the close of business on (i) the tenth business day following the Stock Acquisition Date (as defined in the Rights Agreement, or, in certain circumstances, the Record Date) and (ii) the expiration of the Rights Agreement, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right, subject to adjustment, payable, at the election of the Board of Directors of the Company, in cash, shares of Company Common Stock or other consideration considered appropriate by the

Board of Directors of the Company. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors of the Company in its sole discretion may establish. The Board of Directors of the Company and the Company shall not have any liability to any person as a result of the redemption or exchange of the Rights pursuant to the provisions of the Rights Agreement.

The terms of the Rights may be amended by the Board of Directors of the Company, subject to certain limitations after such time as a person or group of affiliated or associated persons becomes an Acquiring Person, without the consent of the holders of the Rights.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Qualified Offer Provisions

The Rights Agreement contains “qualified offer” provisions which provide that record holders of ten percent (10%) or more of the outstanding shares of the Company’s Common Stock (other than shares held by the offeror and its affiliates and associates) may direct the Board of Directors of the Company to call a special meeting of the shareholders to consider a resolution authorizing a redemption of all of the Rights. If the special meeting is not held within ninety (90) days after the date on which notice requiring that a meeting is called is delivered to the Company or if, at the special meeting, the holders of a majority of the shares of Common Stock outstanding (other than shares held by the offeror and its affiliates and associates) vote in favor of the redemption of the Rights, then the Rights shall be deemed redeemed or the Board shall take such other action as may be necessary to prevent the Rights from interfering with the consummation of the qualified offer.

A qualified offer, as more fully described in the Rights Agreement, is an offer determined by a majority of the Board who are independent directors (as defined in the Rights Agreement) to be a fully financed offer (if such offer includes cash) for all outstanding shares of Common Stock that a nationally recognized investment banking firm retained by the Board does not deem to be either unfair or inadequate. A qualified offer is conditioned upon a minimum of at least a majority of the outstanding shares of Common Stock not held by the offeror (and its affiliated and associated persons) being tendered and not withdrawn and a commitment to acquire all shares of Common Stock not tendered for the same consideration. The offeror must also commit to not reduce the offer consideration or otherwise change the terms of the offer and commit to assume certain Company costs related to the qualified offer. If the qualified offer includes non-cash consideration, such consideration must consist solely of freely tradable common stock of a publicly traded company, and the Board and its representatives must be given access to conduct a due diligence review of the offeror to determine whether the offer is unfair or inadequate. Additionally, the issuance of such common stock must not require shareholder approval of the offeror, no other class of voting stock of the offeror may be outstanding and the offeror must meet certain other status requirements under federal securities laws. A qualified offer must remain open for at least one hundred twenty (120) days following commencement (subject to certain possible extensions as more fully described in the Rights Agreement).

Amendment in connection with Merger Agreement with Gaming and Leisure Properties, Inc.

On July 20, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Gaming and Leisure Properties Inc., a Pennsylvania corporation (“Parent”), and Gold Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company, with Merger Sub surviving the Merger as a wholly owned subsidiary of Parent.

At the effective time of the Merger, each share of the Company’s Common Stock issued and outstanding immediately prior to the effective time (other than shares of the Company’s Common Stock (i) owned or held in treasury by the Company or (ii) owned by Parent, its subsidiaries or Merger Sub) will be cancelled and converted automatically into the right to receive 0.85 shares of common stock, par value $0.01 per share, of Parent.

In connection with the Merger Agreement and the transactions contemplated thereby, the Company and the Rights Agent, entered into the Amendment to provide that (i) none of Parent, Merger Sub or their Subsidiaries, Affiliates or Associates (each as defined in the Rights Agreement) shall be, or shall be deemed to be, (A) an “Acquiring Person” (as defined in the Rights Agreement) under the Rights Agreement by reason of the execution, delivery, performance or approval, announcement or consummation (or announcement of the consummation) of the transactions contemplated by the Merger Agreement, including the Spin-Off (as defined in the Merger Agreement) and the related documents and instruments (an “Exempt Event”) or (B) a “Beneficial Owner” (as defined in the Amended and Restated Rights Agreement), (ii) neither a “Stock Acquisition Date” nor a “Distribution Date” (each as described in the Amended and Restated Rights Agreement) shall occur by reason of an Exempt Event, (iii) neither a “Section 11(a)(ii) Event” nor a “Section 13 Event” (each as described in the Rights Agreement) shall occur by reason of an Exempt Event, and (iv) the definition of “Expiration Date” has been amended such that the Rights Agreement will expire immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger (but only if the Effective Time shall occur).

The Amendment also provides that if for any reason the Merger Agreement is terminated in accordance with its terms, the Amendment will be of no further force and effect and the Rights Agreement shall remain exactly the same as it existed immediately prior to the execution of the Amendment.

The foregoing descriptions of the terms of the Amendment, Amended and Restated Rights Agreement and Merger Agreement do not purport to be complete and are qualified in their entirety by reference to the Amended and Restated Rights Agreement, the Amendment, and Merger Agreement, which are filed as Exhibits 5, 6, and 8 to this Registration Statement on Form 8-A, respectively, and are incorporated by reference.

Certain Provisions of the Company’s Certificate of Incorporation, Bylaws and Rights Agreement

The provisions of the Company’s Certificate of Incorporation and Bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of the Company, including takeover attempts that might result in a premium over the market price for the shares of Common Stock and the Company’s other securities.

Certificate of Incorporation and Bylaw Provisions

The Company’s Certificate of Incorporation authorizes the Board of Directors to designate and issue, without stockholder approval, Preferred Stock with such terms as the Company’s board may determine. This ability to issue what is commonly referred to as “blank check” Preferred Stock, or rights to acquire Preferred Stock, may have the effect of delaying, deferring or preventing a change of control of the Company or an unsolicited acquisition proposal.

Under the Company’s Bylaws, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Company’s board, may only be filled by vote of a majority of the Company’s directors then in office, even if less than a quorum. The limitations on the filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company.

The Company’s Bylaws provide that special meetings of the stockholders may only be called by the chairman of the Board of Directors or by the Board of Directors or by the corporate secretary, following his or her receipt of one or more written requests to call a special meeting of stockholders from stockholders who hold in the aggregate a majority of the voting power of all of the then outstanding shares of capital stock of the Company. The Company’s Bylaws further provide that stockholders at an annual meeting may only consider proposals or nominations made (a) pursuant to the Company’s proxy materials with respect to such meeting, (b) by or at the direction of the board or (c) by a stockholder who was a stockholder of record at the time of giving of the notice required by the Bylaws, who is entitled to vote at the meeting and who has given to the Company’s corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that proposal or nomination before the meeting. For the avoidance of doubt, the foregoing clause (c) is the exclusive means under the Company’s Bylaws for a stockholder to make nominations or propose business (other than business included in the Company’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended) at an annual meeting of stockholders. Although the Company’s Bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at an annual meeting, the Company’s Bylaws may have the effect of precluding the consideration of some business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

The Company’s Bylaws may be amended or repealed by a majority vote of the Board of Directors, subject to any limitations set forth in the Bylaws, and may also be amended by the stockholders by the affirmative vote of the holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereon. This majority stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of Preferred Stock that might be outstanding at the time any of these amendments are submitted to stockholders.

These and other provisions contained in the Company’s Certificate of Incorporation and Bylaws could delay or discourage transactions involving an actual or potential change in control of the Company or the Company’s management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of the Company’s Common Stock.

Rights Agreement

Each share of the Company’s Common Stock includes one one-thousandth Preferred Share Purchase Right subject to the Rights Agreement described above. For a description of the Company’s Preferred Share Purchase Rights and the Rights Agreement, see the description of the Preferred Share Purchase Rights above. The Company’s preferred share purchase rights could delay or discourage transactions involving an actual or potential change in control of the Company or the Company’s management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. They could adversely affect the price of the Company’s Common Stock.

Charter Provisions Containing Gaming Suitability Requirements

Article XIII of the Company’s Certificate of Incorporation requires that if a person owns or controls the Company’s securities or the securities of its affiliated companies and is determined by a gaming authority to be unsuitable to own or control such securities or in the sole discretion of the Company’s Board of Directors is deemed likely to jeopardize the Company’s right to conduct gaming activities in any of the jurisdictions in which the Company conducts or intends to conduct gaming activities, the Company may redeem, and the Company may be required by a gaming authority to redeem, such person’s securities to the extent required by the government gaming authority or deemed necessary or advisable by the Company.

If a gaming authority requires the Company, or if the Company deems it necessary or advisable, to redeem such securities, the Company will serve notice on the holder who holds securities subject to redemption and will call for the redemption of the securities of such holder at a redemption price equal to that required to be paid by the gaming authority making the finding of unsuitability, or if such gaming authority does not require a certain price per share to be paid, a sum deemed reasonable by the Company, which in its discretion may be the original purchase price, the then current trading price of the securities or another price the Company determines. The redemption price may be paid in cash, by promissory note, or both, as required by the applicable gaming authority and, if not so required, as the Company elects. Unless the gaming authority requires otherwise, the redemption price will in no event exceed:

(1)	the closing sales price of the securities on the national securities exchange on which such shares are then listed on the date the notice of redemption is delivered to the person who has been determined to be unsuitable, or

(2)	if such shares are not then listed for trading on any national securities exchange, then the closing sales price of such shares as quoted in the NASDAQ National Market System, or

(3)	if the shares are not then so quoted, then the mean between the representative bid and the ask price as quoted by NASDAQ or another generally recognized reporting system.

Beginning on the date that a gaming authority serves notice of a determination of unsuitability or the loss or threatened loss of a gaming license upon us, and until the securities owned or controlled by the unsuitable person are owned or controlled by persons found by such gaming authority to be suitable to own them, it shall be unlawful for the unsuitable person or any affiliate of such person (i) to receive any dividend, payment, distribution or interest with regard to the securities, (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such securities, and such securities shall not for any purposes be included in the Company’s securities entitled to vote, or (iii) to receive any remuneration in any form from the corporation or an affiliated company for services rendered or otherwise.

From and after the date of redemption, such securities will no longer be deemed to be outstanding and all rights of the person who was determined to be unsuitable, other than the right to receive the redemption price, will cease. Such person must surrender the certificates for any securities to be redeemed in accordance with the requirements of the redemption notice.

All persons owning or controlling securities of the Company and any affiliated companies must comply with all requirements of the gaming laws in each gaming jurisdiction in which the Company or any of the Company’s affiliated companies conduct or intend to conduct gaming activities. All securities of the Company must be held subject to the requirements of such gaming laws, including any requirement that (i) the holder file applications for gaming licenses with, or provide information to, applicable gaming authorities, or (ii) that any transfer of such securities may be subject to prior approval by gaming authorities, and any transfer of the Company’s securities in violation of any such approval requirement are not permitted and the purported transfer is void ab initio.

The foregoing description of all of the suitability requirements and other gaming law requirements does not purport to be complete and is qualified in its entirety by reference to the Company’s Restated Certificate of Incorporation, which is filed as Exhibit 1 to this Registration Statement on Form 8-A and is incorporated by reference.

Item 2.	Exhibits.

Exhibit No.	Description

1.	Restated Certificate of Incorporation of Pinnacle Entertainment, Inc., as amended, is hereby incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on May 9, 2005. (SEC File No. 001-13641).

2.	Certificate of Amendment to the Restated Certificate of Incorporation of Pinnacle Entertainment, Inc. is hereby incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 21, 2015. (SEC File No. 001-13641).

3.	Restated Bylaws of Pinnacle Entertainment, Inc., as of May 24, 2011, are hereby incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 26, 2011. (SEC File No. 001-13641).

4.	Specimen certificate for shares of common stock, $0.10 par value per share, of Pinnacle Entertainment, Inc. is hereby incorporated by reference to Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012. (SEC File No. 001-13641).

5.	Amended and Restated Rights Agreement, dated as of March 13, 2015, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent is hereby incorporated by reference to Exhibit 1 to Amendment No. 1 of the Company’s Registration Statement on Form 8-A/A filed on March 19, 2015. (SEC File No. 001-13641).

6.	Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of July 20, 2015, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent is hereby incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on July 23, 2015. (SEC File No. 001-13641).

7.	Certificate of Designation of Series A Junior Participating Preferred Stock is hereby incorporated by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A filed on November 7, 2014. (SEC File No. 001-13641).

8.	Agreement and Plan of Merger, dated as of July 20, 2015, by and among Pinnacle Entertainment, Inc., Gaming and Leisure Properties, Inc. and Gold Merger Sub, LLC is hereby incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on July 23, 2015. (SEC File No. 001-13641).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PINNACLE ENTERTAINMENT, INC.
(Registrant)

Date: November 16, 2015	By:	/s/ Elliot D. Hoops
Elliot D. Hoops, Vice President and Legal Counsel

INDEX TO EXHIBITS

Exhibit No.	Description

1.	Restated Certificate of Incorporation of Pinnacle Entertainment, Inc., as amended, is hereby incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on May 9, 2005. (SEC File No. 001-13641).

2.	Certificate of Amendment to the Restated Certificate of Incorporation of Pinnacle Entertainment, Inc. is hereby incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 21, 2015. (SEC File No. 001-13641).

3.	Restated Bylaws of Pinnacle Entertainment, Inc., as of May 24, 2011, are hereby incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 26, 2011. (SEC File No. 001-13641).

4.	Specimen certificate for shares of common stock, $0.10 par value per share, of Pinnacle Entertainment, Inc. is hereby incorporated by reference to Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012. (SEC File No. 001-13641).

5.	Amended and Restated Rights Agreement, dated as of March 13, 2015, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent is hereby incorporated by reference to Exhibit 1 to Amendment No. 1 of the Company’s Registration Statement on Form 8-A/A filed on March 19, 2015. (SEC File No. 001-13641).

6.	Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of July 20, 2015, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent is hereby incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on July 23, 2015. (SEC File No. 001-13641).

7.	Certificate of Designation of Series A Junior Participating Preferred Stock is hereby incorporated by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A filed on November 7, 2014. (SEC File No. 001-13641).

8.	Agreement and Plan of Merger, dated as of July 20, 2015, by and among Pinnacle Entertainment, Inc., Gaming and Leisure Properties, Inc. and Gold Merger Sub, LLC is hereby incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on July 23, 2015. (SEC File No. 001-13641).